Exhibit 99.1

Autoliv Elects New Director
and Declares Dividend

(Stockholm, Aug. 16, 2007) – – –  The Board of Directors of Autoliv Inc. (NYSE: ALV and SSE: ALIVsdb) – the worldwide leader in automotive safety systems – elected today Mr. Kazuhiko Sakamoto to the Board and declared a quarterly dividend of 39 cents per share for the fourth quarter 2007.

Mr. Kazuhiko Sakamoto is Senior Executive Vice President and Member of the Board of Marubeni Corporation, one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He is also Executive Corporate Officer of Marubeni’s Regional Coordination & Administration Department and Research Institute, as well as Advisor to Marubeni’s President for Iron & Steel Strategies and Coordination Department. During his nearly 40 year career with Marubeni, Mr. Sakamoto has held several other key positions such as President and CEO of Marubeni America Cooperation. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-92. He was born in 1945 in Tokyo.

Mr. Sakamoto replaces Mr. Tetsuo Sekiya, who retired from the Autoliv Board at the Meeting. Mr. Sekiya turned 73 earlier this month. He has contributed to establishing Autoliv as a leading automotive safety system supplier, especially in Japan where Autoliv now has a 20% market share and more than 2,000 employees. He has been Chairman, President and CEO of NSK, a global manufacturer of bearings and automotive parts. He presently serves as an advisor to the Board of NSK and the Japan Bearing Industrial Association. Mr. Sekiya has been a member of the Autoliv Board since April 2001.

The Board decided to extend a special thanks to Mr. Tetsuo Sekiya for his contribution to Autoliv’s success over the past years, particularly in Japan and with the Japanese vehicle manufacturers globally.

Quarterly Dividend
The dividend that the Board declared today will be payable on Thursday, December 6, 2007 to Autoliv shareholders of record on the close of business on Thursday, November 8, 2007. The ex-date when the shares will trade without the right to the dividend, will be November 6. The dividend of 39 cents per share for the fourth quarter was unchanged compared to the dividend for the third quarter 2007.

In order to create value for its shareholders, Autoliv also has an active share repurchase program in addition to the quarterly dividends. Through this program, the Company has returned more than one billion dollars to shareholders since the program was adopted in 2000 and $215 million during the last twelve months. During this period, Autoliv also paid quarterly dividends of $119 million. The total amount of more than $330 million represents a pay-out-ratio of more than 90% in relation to the Company’s net income of $356 million and a total yield of nearly 8% in relation to the Company’s average market capitalization during the last twelve months.

Inquiries:
Jan Carlson, President and CEO, Tel. +46-8-587 20 600